Exhibit 4.1

FOURTH RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

AVI BIOPHARMA, INC.

Pursuant to ORS 60.437 and 60.451, the Board of Directors and the shareholders of AVI BioPharma, Inc. (the “Corporation”) hereby restate and amend the Corporation’s Third Restated and Amended Articles of Incorporation, as amended, dated January 20, 1997.

ARTICLE I

Name

The name of the Corporation is AVI BioPharma, Inc.

ARTICLE II

Shares of Stock

2.1 Authorized Capital. The Corporation is authorized to issue two classes of stock which are designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue shall be 320,000,000, consisting of 300,000,000 shares of Common Stock, having $0.0001 par value per share, and 20,000,000 shares of Preferred Stock, having $0.0001 par value per share.

2.2 Common Stock. Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of funds of the Corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to shareholders on the liquidation of the Corporation. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the Corporation and the right to vote on all other matters, except where a separate class or series of the Corporation’s shareholders vote by class or series is authorized by law or the Corporation’s bylaws. Except as otherwise provided in authorizing preferred stock, holders of all shares, regardless of class, shall be entitled to receive the net assets of the Corporation upon dissolution on a pro rata basis.

2.3 Preferred Stock.

2.3.1 Issuance of Preferred Stock in Series. The shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established, including, without limitation, the rate of dividend, whether the dividend shall be cumulative, whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, the amount payable upon shares in the event of voluntary or involuntary liquidation, sinking fund provisions, if any, for the redemption or purchase of shares, the terms and conditions, if any, on which shares may be converted, and voting rights, if any.

2.3.2 Dividends. The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the Corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, and if dividends shall not have been paid, then the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. Unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock, the holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

2.3.3 Redemption. The Preferred Stock may be redeemed in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Corporation to the extent legally permissible.

2.3.4 Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts as may be provided by the Board of Directors in designating a particular series of Preferred Stock per share and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

2.3.5 Conversion. The Board of Directors may provide that shares of a particular series of Preferred Stock may be converted into Common Stock of the Corporation at the option of the holders of such Preferred Stock, at such rate and subject to such adjustments as may be provided by the Board of Directors.

2.3.6 Voting Rights. Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

ARTICLE III

Staggered Terms of Directors

3.1 When there are six or more positions on the Board of Directors, those positions shall be divided into two equal or nearly equal groups, denoted Group I and Group II. Beginning at the 1992 annual shareholders meeting, in even years shareholders will elect directors to fill all Group I positions and in odd years shareholders will elect directors to fill all Group II positions.

3.2 This Article may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 66-2/3 percent of the shares then entitled to vote at an election of directors.

ARTICLE IV

No Preemptive Rights

The Corporation elects to waive preemptive rights.

ARTICLE V

Limitation on Liability

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE VI

Indemnification

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VII

Address for Notices

The address of the registered office of the Corporation is 325 13th Street NE, Suite 501, Salem, OR 97301, and the name of its registered agent at such address is National Registered Agents, Inc. Any notices required by the Act to be sent to the Corporation may be sent to the registered agent at the above address.

DATED the 13th day of June, 2011.

/s/ Christopher Garabedian
Christopher Garabedian
President & Chief Executive Officer

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